Exhibit 10.12

[NAME]
Dear [FIRST NAME],

Congratulations! On behalf of Model N, Inc. (Model N), I am pleased to offer you the position of [TITLE] based out of Model N’s San Mateo, CA headquarters, reporting to me. We are thrilled you’ll be bringing your N Factor to Model N and look forward to your acceptance. Here are a few details about the role you are about to experience:

Your first day of work will be considered your employment start date. We currently anticipate this date will be [DATE].

Your starting annualized base salary will be $[●], less applicable taxes, deductions, and withholdings. You will be paid semi-monthly on the company’s regularly scheduled paydays.

In addition, you will be eligible to participate in Model N’s performance bonus plan at an annualized target bonus of [●]% of your base salary based on specific company and personal objectives. During the current fiscal year, your eligibility for a performance bonus will be prorated based on your start date.

You will also be paid a $[●] signing bonus, less applicable taxes, deductions, and withholdings, within 30 days of your hire date at Model N. Should you choose to voluntarily terminate your employment with Model N prior to your one-year anniversary, you will be required to reimburse Model N a prorated share of the sign-on bonus, based on length of employment.

Model N leadership will recommend to the Compensation Committee of our Board of Directors that you be granted Restricted Stock Units (RSUs) with a value of $[●] and Performance-Based RSUs (PB- RSUs) with a value of $[●]. The number of shares will be determined based on the average closing price of the month of hire. RSUs vest over a four-year period with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter of your start date and 6.25% vesting quarterly thereafter. The performance measurement for PB-RSUs are 2- and 3-year relative TSR goals based on the Russell 3000 index. Subject to performance, earned PB-RSU shares vest 50% after year 2 and 50% after year 3 with a maximum payout up to 200% of target for each performance period. The performance period begins [DATE]. You will receive further information following approval of the grant.

As a Model N executive, you will be eligible to enter into our standard Change in Control and Severance Agreement and be expected to sign and comply with an employee proprietary information and invention agreement which requires, among other provisions, confidentiality, the assignment of patent rights to any invention made during your employment at Model N and non-disclosure of proprietary information.

While you are employed by Model N, you will also not assist any person or organization in competing with Model N, in preparing to compete with Model N, or in hiring any employees of Model N.

A significant part of your total compensation is derived from benefits Model N provides. Model N provides a comprehensive benefits package for its eligible employees. Summary details of these plans will be sent separately. Eligible employees may participate in Model N’s health insurance benefits (medical, dental, vision), flexible spending accounts, life insurance, short-term and long-term disability, 401(k) plan, and employee stock purchase plan. Model N offers reimbursement of eligible expenses as well as a flexible time off policy. Model N may modify your benefits from time to time as it deems necessary.

In the spirit of being transparent, here is some information our legal team asks us to cover:

At-Will Employment: Your employment with Model N will be “at-will.” This means that either you or the company may terminate the employment relationship at any time, with or without notice, and with or without cause. This mutual termination of employment supersedes all our prior written and verbal communication with you and can only be modified by written agreement signed by you and Model N.

Model N’s Policies: Model N is committed to creating a positive and respectful work environment. As a Model N employee, you will be expected to abide by the company’s policies and procedures. Model N requires all employees to review and acknowledge our Employee Proprietary Information and Invention Agreement, Employee Handbook, and Non-Harassment Policy prior to your start date.

Background Check: This offer is contingent upon the successful completion of your background check.

Entire Agreement: This offer letter and the referenced agreements and policies constitute the entire agreement between you and Model N, and supersede any prior understandings or agreements, whether oral or written, between you and Model N.

Accepting this Offer: Please sign this letter and return the signed document via DocuSign. We would love to hear from you sooner, but this offer expires [DATE].

We are excited you will be joining us on this transformational journey together!
Sincerely,

[NAME] [TITLE] Model N, Inc.	Proposed Start Date

Accepted	Date